                                                                                          NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2016 EARNINGS

▪	Pretax income of $12.5 million
▪	Net income of $7.3 million, or $0.26 per diluted share
▪	New contract purchases of $242 million
▪	Total managed portfolio increases to $2.29 billion from $2.25 billion at June 30, 2016

LAS VEGAS, NV, October 17, 2016 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $7.3 million, or $0.26 per diluted share, for its third quarter ended September 30, 2016.  This compares to net income of $8.8 million, or $0.28 per diluted share, in the third quarter of 2015.

Revenues for the third quarter of 2016 were $108.5 million, an increase of $14.5 million, or 15.5%, compared to $94.0 million for the third quarter of 2015.  Total operating expenses for the third quarter of 2016 were $96.1 million, an increase of $17.7 million, or 22.6%, compared to $78.3 million for the 2015 period.  Pretax income for the third quarter of 2016 was $12.5 million compared to pretax income of $15.6 million in the third quarter of 2015, a decrease of 20.4%.

For the nine months ended September 30, 2016 total revenues were $314.1 million compared to $268.3 million for the nine months ended September 30, 2015, an increase of approximately $45.8 million, or 17.1%.  Total expenses for the nine months ended September 30, 2016 were $277.1 million, an increase of $54.3 million, or 24.4%, compared to $222.7 million for the nine months ended September 30, 2015.  Pretax income for the nine months ended September 30, 2016 was $37.0 million, compared to $45.6 million for the nine months ended September 30, 2015.  Net income for the nine months ended September 30, 2016 was $21.8 million compared to $25.7 million for the nine months ended September 30, 2015.

During the third quarter of 2016, CPS purchased $242.1 million of new contracts compared to $319.1 million during the second quarter of 2016 and $287.5 million during the third quarter of 2015.  The Company's managed receivables totaled $2.292 billion as of September 30, 2016, an increase from $2.254 billion as of June 30, 2016 and $1.941 billion as of September 30, 2015.

Annualized net charge-offs for the third quarter of 2016 were 6.69% of the average owned portfolio as compared to 6.27% for the third quarter of 2015.  Delinquencies greater than 30 days (including repossession inventory) were 10.46% of the total owned portfolio as of September 30, 2016, as compared to 8.81% as of September 30, 2015.

"Our operating results for the third quarter of 2016 were in line with our expectations," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “Our managed portfolio continues to grow and our earnings increased sequentially for the second consecutive quarter, even with a slight decrease in originations volumes.  Our operating leverage continues to improve and our third quarter securitization priced at a lower blended coupon than the prior quarter, reversing a four-quarter trend of consecutively higher blended coupons.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, October 18, 2016, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 98489886.

A replay of the conference call will be available between October 18, 2016 and October 25, 2016, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 98489886.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844 878-2777

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended				Nine months ended
	September 30,				September 30,
	2016		2015		2016		2015
Revenues:
Interest income	$105,376		$90,584		$303,748		$257,843
Servicing fees	26		73		73		283
Other income	3,114		3,334		10,278		10,215
	108,516		93,991		314,099		268,341
Expenses:
Employee costs	16,688		15,254		47,510		42,884
General and administrative	6,316		5,005		18,216		14,949
Interest	20,893		14,848		58,442		41,709
Provision for credit losses	46,262		37,411		134,881		106,533
Other expenses	5,902		5,824		18,040		16,668
	96,061		78,342		277,089		222,743
Income before income taxes	12,455		15,649		37,010		45,598
Income tax expense	5,107		6,806		15,175		19,885
Net income	$7,348		$8,843		$21,835		$25,713

Earnings per share:
Basic	$0.31		$0.34		$0.89		$0.99
Diluted	$0.26		$0.28		$0.75		$0.81

Number of shares used in computing earnings
per share:
Basic	23,894		26,093		24,574		25,989
Diluted	28,503		31,476		29,253		31,796

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,		December 31,
	2016		2015
Assets:
Cash and cash equivalents	$11,494		$19,322
Restricted cash and equivalents	116,403		106,054
Total cash and cash equivalents	127,897		125,376

Finance receivables	2,257,151		1,985,093
Allowance for finance credit losses	(96,843)		(75,603)
Finance receivables, net	2,160,308		1,909,490

Finance receivables measured at fair value	7		61
Deferred tax assets, net	43,197		37,597
Other assets	57,626		56,401
	$2,389,035		$2,128,925

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$33,563		$29,509
Warehouse lines of credit	81,683		194,056
Residual interest financing	6,856		9,042
Securitization trust debt	2,073,409		1,720,021
Subordinated renewable notes	14,353		15,138
	2,209,864		1,967,766

Shareholders' equity	179,171		161,159
	$2,389,035		$2,128,925

Operating and Performance Data ($ in millions)

	At and for the			At and for the
	Three months ended				Nine months ended
	September 30,				September 30,
	2016		2015		2016		2015

Contracts purchased	$242.09		$287.54		$873.50		$791.33
Contracts securitized	325.00		292.77		1,005.00		778.22

Total managed portfolio	$2,291.86		$1,940.55		$2,291.86		$1,940.55
Average managed portfolio	2,281.62		1,903.23		2,198.93		1,797.23

Allowance for finance credit losses as % of fin. receivables	4.29%		4.14%

Aggregate allowance as % of fin. receivables (1)	5.28%		5.07%

Delinquencies
31+ Days	8.98%		7.31%
Repossession Inventory	1.48%		1.51%
Total Delinquencies and Repo. Inventory	10.46%		8.81%

Annualized net charge-offs as % of average owned portfolio	6.69%		6.27%		7.05%		6.50%

Recovery rates (2)	36.1%		40.0%		38.4%		42.7%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2016		2015		2016		2015
	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$ 105.38	18.5%	$ 90.58	19.0%	$ 303.75	18.4%	$ 257.84	19.1%
Servicing fees and other income	3.14	0.6%	3.41	0.7%	10.35	0.6%	10.50	0.8%
Interest expense	(20.89)	-3.7%	(14.85)	-3.1%	(58.44)	-3.5%	(41.71)	-3.1%
Net interest margin	87.62	15.4%	79.14	16.6%	255.66	15.5%	226.63	16.8%
Provision for credit losses	(46.26)	-8.1%	(37.41)	-7.9%	(134.88)	-8.2%	(106.53)	-7.9%
Risk adjusted margin	41.36	7.3%	41.73	8.8%	120.78	7.3%	120.10	8.9%
Core operating expenses	(28.91)	-5.1%	(26.08)	-5.5%	(83.77)	-5.1%	(74.50)	-5.5%
Pre-tax income	$ 12.46	2.2%	$ 15.65	3.3%	$ 37.01	2.2%	$ 45.60	3.4%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.